Exhibit 99.1

Exactech 2010 Revenue Up 7% to $190.5 Million

2010 Net Income $10.5 Million, Q4 EPS $0.21

GAINESVILLE, Fla. – February 28, 2011 – Exactech, Inc. (Nasdaq: EXAC), a developer and producer of bone and joint restoration products for hip, knee, extremities, spine and biologic materials, announced today that revenue for 2010 increased 7% to $190.5 million from $177.3 million in 2009. Diluted earnings per share for the year was $0.80 based on net income of $10.5 million. This compares with net income of $8.3 million or $0.65 diluted EPS a year ago. Net income for 2010 and 2009 included pre-tax legal expenses and compliance costs of $1.3 million and $7.0 million, respectively, related to the Department of Justice (DOJ) inquiry and settlement. Excluding the impact of these expenses, 2010 net income was $11.3 million or $0.86 diluted EPS compared with $13.2 million or $1.03 diluted EPS in 2009.

2010 Fourth Quarter Highlights and Segment Performance

•	Total revenue for the quarter increased 7% to $51.8 million

•	Knee implant revenue decreased 2% to $20.6 million

•	Hip implant revenue increased 21% to $8.2 million

•	Biologic & spine segment revenues increased 7% to $7.4 million

•	Extremity implant revenue increased 32% to $8.6 million

•	Other revenues remained flat at $7.0 million

2010 Full Year Highlights and Segment Performance

•	Revenue for the year increased 7% to $190.5 million

•	Knee implant revenue increased 1% to $76.5 million

•	Hip implant revenue increased 7% to $28.7 million

•	Biologic & spine segment revenues increased 2% to $28.0 million

•	Extremity implant revenue increased 32% to $30.0 million

•	Other revenues increased 12% to $27.2 million

For the fourth quarter of 2010, revenue was $51.8 million, an increase of 7% over $48.3 million for the fourth quarter last year. Net income for the fourth quarter of 2010 was $2.7 million compared to $0.5 million for the same quarter of 2009. Diluted EPS was $0.21 for the fourth quarter of 2010 compared to $0.04 in the fourth quarter of 2009. Excluding legal and compliance costs of $0.5 million associated with the DOJ inquiry, diluted EPS for the fourth quarter of 2010 was $0.23, compared with $3.6 million in DOJ related costs and $0.25 of adjusted diluted EPS for the fourth quarter of 2009. A reconciliation of the adjusted net income and adjusted diluted EPS is included at the end of the attached financial statements.

—MORE—

EXACTECH INC.

Exactech Chairman and CEO Bill Petty said, “Exactech showed solid performance in 2010 with a number of important developments. Revenue for the year was up 7% to $190.5 million. Diluted earnings per share was $0.80 based on net income of $10.5 million. This compared with net income of $8.3 million or $0.65 diluted EPS in 2009.

“We were particularly pleased with the performance of our extremities and hip operating segments, which finished the year with strong numbers. Our shoulder business is the fastest growing extremities business in the industry and has become an increasingly important part of our operations with segment sales reaching $30 million in 2010, making it our second largest business segment. Knee business, our largest operating segment, was up only 1% during the year, reflecting industry softness as well as the impact of sales and marketing transitions in several overseas markets. We are confident these changes are going to provide us with improved results for the future. In the fourth quarter, the 2% decrease in knee sales also reflected challenging comparisons with the fourth quarter of 2009 when knee sales rose 24%.

“We reached a resolution of the Department of Justice investigation. We are pleased to finally have this phase of this issue behind us. There will be ongoing expense in 2011 related to government-required monitors, compliance activities, and associated legal fees.

“Exactech introduced a number of important new products in 2010. In the first quarter we received 510(k) clearance from the U.S. Food and Drug Administration (FDA) to market the Equinoxe® Platform Fracture Stem, the latest addition to our shoulder arthroplasty line. Full market launch began in the second half. Innovative new products like this have provided strong 32% growth for the Equinoxe line resulting in capture of over 5% of the shoulder market in just five years.

“On the acquisition front, we acquired several innovative spine product lines and related technology from VertiFlex, a leading developer of minimally invasive spinal surgery technologies. The VertiFlex technologies add a range of products that fit well with the current Exactech spine product portfolio and will help attract a higher quality sales organization to build our spine business. We also acquired Brighton Partners, the sole source supplier of the net compression molded polyethylene bearings used exclusively in Exactech’s Optetrak® knee replacement system. The strategic acquisition of the supply chain helps protect our proprietary technology.

“We were granted approval to market the Novation® primary hip replacement system in Japan, a robust orthopaedics market where hip replacement surgeries outnumber knee replacement procedures. The addition of the Novation hip line in Japan allows us to further leverage our investment into our Japanese distribution operation,” Petty said.

Exactech President David Petty said, “During the fourth quarter, sales rose 7% in both domestic and international operations. U.S. sales were $34.5 million, and international sales reached $17.3 million. International sales represented 33% of total sales for the fourth quarter in both 2010 and 2009.

“For the full year 2010, U.S. sales increased 8% to $132.0 million, and international sales were up 7% to $58.5 million. International sales represented 31% of total sales for both 2010 and 2009.

“We are continuing to build our direct operations in Germany and Spain that began in 2010, resulting in an international sales organization with direct operations in eight markets. Our investments in international sales organizations are being complemented with investments in our domestic sales channels as well, as we continue to increase the quality of our sales teams and increase the sales per rep,” Petty said.

—MORE—

EXACTECH INC.

Exactech CFO Jody Phillips said, “Gross margin percentage for the year increased to 66.4% compared to 63.3% for last year, primarily due to growth in the domestic market and transition of certain international distributors to higher margin direct sales operations. Total operating expenses in 2010 were $108.1 million, up 11% from $97.6 million in the comparable period last year. The increase in operating expenses was primarily due to variable expenses related to our sales growth and startup expenses incurred with our direct operations transitions during 2010. Fourth quarter 2010 operating expenses increased 13% to $31.1 million, which included $0.7 million in bad debt expenses as a result of our international direct transitions.”

Looking forward, the company released its 2011 revenue guidance of $202-$210 million and diluted EPS of $0.86-$0.94 on a GAAP basis and diluted EPS of $1.10-$1.18 excluding the impact of the company’s projection of $5.0 million in compliance expenses for 2011. For the first quarter of 2011, the company said it anticipates revenues of $50.5 - $52.5 million and diluted EPS of $0.19-$0.21 on a GAAP basis and diluted EPS of $0.26-$.28 excluding the impact of $1.4 million in projected compliance related expenses. The foregoing statements regarding targets are forward-looking and actual results may differ materially. These are the company’s targets, not predictions of actual performance.

Exactech will hold a conference call on Monday, February 28, 2011 at 9:00 a.m. Eastern Time. To participate in the call, dial 1-877-941-1427 any time after 8:50 a.m. ET on February 28. International and local callers should dial 1-480-629-9664. While in conference, if callers should require operator assistance, they can press the star followed by the zero button. This will call an operator to the line.

A live webcast of the call will be available at http://viavid.net/dce.aspx?sid=00008184. This call will be archived for approximately 90 days.

The financial statements follow.

About Exactech

Based in Gainesville, Fla., Exactech develops and markets orthopaedic implant devices, related surgical instruments and biologic materials and services to hospitals and physicians. The company manufactures many of its orthopaedic devices at its Gainesville facility. Exactech’s orthopaedic products are used in the restoration of bones and joints that have deteriorated as a result of injury or diseases such as arthritis. Exactech markets its products in the United States and Australia, in addition to more than 30 markets in Europe, Asia and Latin America. Additional information about Exactech, Inc. can be found at http://www.exac.com. Copies of Exactech’s press releases, SEC filings, current price quotes and other valuable information for investors may be found at http://www.exac.com http://www.hawkassociates.com.

An investment profile on Exactech may be found at http://www.hawkassociates.com/profile/exac.cfm.

To receive future releases in e-mail alerts, sign up at http://www.hawkassociates.com/about/alert.

This release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which represent the company’s expectations or beliefs concerning future events of the company’s financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include the effect of competitive pricing, the company’s dependence on the ability of third party manufacturers to produce components on a basis which is cost-effective to the company, market acceptance of the company’s products and the effects of government regulation. Results actually achieved may differ materially from expected results included in these statements.

—MORE—

EXACTECH INC.

Investor contacts	Julie Marshall or Frank Hawkins
Jody Phillips	Hawk Associates
Chief Financial Officer	305-451-1888
352-377-1140	E-mail: exactech@hawkassociates.com

—MORE—

EXACTECH INC.

EXACTECH, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

As of December 31, 2010 and 2009

(in thousands, except share and per share amounts)

	(unaudited)	(audited)
	2010	2009
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,935	$2,889
Trade receivables, net of allowances of $2,751 and $835	39,796	33,753
Prepaid expenses and other assets, net	3,384	2,317
Income taxes receivable	1,544	389
Inventories, current	61,602	56,417
Deferred tax assets	2,278	1,703

Total current assets	112,539	97,468

PROPERTY AND EQUIPMENT:
Land	2,210	1,895
Machinery and equipment	27,155	24,322
Surgical instruments	60,077	43,713
Furniture and fixtures	3,583	3,051
Facilities	16,365	15,517
Projects in process	3,669	1,024

Total property and equipment	113,059	89,522
Accumulated depreciation	(44,377)	(37,150)

Net property and equipment	68,682	52,372

OTHER ASSETS:
Deferred financing and deposits, net	881	1,159
Non-current inventory	9,191	—
Product licenses and designs, net	11,812	6,225
Patents and trademarks, net	1,938	2,057
Customer relationships, net	2,003	1,928
Goodwill	12,947	9,811

Total other assets	38,772	21,180

TOTAL ASSETS	$219,993	$171,020

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$15,855	$9,306
Income taxes payable	—	525
Accrued expenses	8,847	11,370
Other current liabilities	296	1,354
Current portion of long-term debt	1,066	1,190

Total current liabilities	26,064	23,745

LONG-TERM LIABILITIES:
Deferred tax liabilities	6,175	1,989
Line of credit	37,556	7,794
Long-term debt, net of current portion	4,153	5,221
Other long-term liabilities	629	518

Total long-term liabilities	48,513	15,522

Total liabilities	74,577	39,267

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY:
Common stock, $.01 par value; 30,000,000 shares authorized, 13,028,024 and 12,823,778 shares issued and outstanding	130	128
Additional paid-in capital	57,735	53,475
Accumulated other comprehensive loss, net of tax	(2,525)	(1,461)
Retained earnings	90,076	79,611

Total shareholders’ equity	145,416	131,753

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$219,993	$171,020

—MORE—

EXACTECH INC.

EXACTECH, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(Unaudited)

	Three Month Period Ended December 31,		Twelve Month Period Ended December 31,
	2010	2009	2010	2009
NET SALES	$51,790	$48,341	$190,483	$177,310

COST OF GOODS SOLD	16,151	18,891	63,961	65,002

Gross profit	35,639	29,450	126,522	112,308

OPERATING EXPENSES:
Sales and marketing	19,209	14,376	66,123	55,318
General and administrative	5,195	7,898	17,622	21,797
Research and development	3,567	3,041	13,631	11,533
Depreciation and amortization	3,125	2,287	10,744	8,930

Total operating expenses	31,096	27,602	108,120	97,578

INCOME FROM OPERATIONS	4,543	1,848	18,402	14,730

OTHER INCOME (EXPENSE):
Interest income	2	2	5	13
Interest expense	(183)	(141)	(641)	(696)
Other income (expense)	4	34	64	65
Foreign currency exchange (loss) gain	(278)	(76)	391	60

INCOME BEFORE PROVISION FOR INCOME TAXES	4,088	1,667	18,221	14,172

PROVISION FOR INCOME TAXES	1,379	1,173	7,756	5,845

NET INCOME	$2,709	$494	$10,465	$8,327

BASIC EARNINGS PER SHARE	$0.21	$0.04	$0.81	$0.65

DILUTED EARNINGS PER SHARE	$0.21	$0.04	$0.80	$0.65

SHARES – BASIC	12,950	12,792	12,897	12,770

SHARES – DILUTED	13,121	12,984	13,091	12,906

Adjusted net income to exclude the effect of DOJ related expenses:
Net Income	$2,709	$494	$10,465	$8,327
Adjustments for DOJ related expenses:
DOJ related expenses, pre-tax	489	3,573	1,284	7,018
Income tax benefit	189	794	483	2,103

	300	2,779	801	4,915

Adjusted net income - excluding DOJ related expense	$3,009	$3,273	$11,266	$13,242

Diluted earnings per share	$0.21	$0.04	$0.80	$0.65
Adjustment of DOJ related expenses, net	0.02	0.21	0.06	0.38

Adjusted diluted earnings per share	$0.23	$0.25	$0.86	$1.03

******

EXACTECH INC.